Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Long Term Incentive Compensation Plan as amended on July 31, 2008 of our reports dated May 20, 2009, with respect to the consolidated financial statements and schedule of Haemonetics Corporation, and the effectiveness of internal control over financial reporting of Haemonetics Corporation, included in its Annual Report (Form 10-K), for the fiscal year ended March 28, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 20, 2009